EXHIBIT MM

                          HOLLEB & COFF
                        ATTORNEYS AT LAW

                       2345 WAUKEGAN ROAD
                           SUITE S-200
                   BANNOCKBURN, ILLINOIS 60015
                         (312) 807-4600
                    TELECOPIER (706) 948-0241

ARTHUR R. MILLER                   CHICAGO OFFICE:
                                   55 EAST MONROE
                                   SUITE 4100
                                   CHICAGO, ILLINOIS 60603-5896
                                   (312) 807-4600

                        February 4, 1994

VIA FACSIMILE

Mr. Barry J. Carroll
2340 Des Plaines Avenue
Suite 303
Des Plaines, IL  60018

Re:  Sale of Katy Industries, Inc. Stock

Dear Barry:

     This letter will serve to confirm our telephone conversation of yesterday relative to your intended sale of 90,100 shares of common stock of Katy Industries, Inc.

     You have circulated a Notice of Intent to Sell, pursuant to the Stock Purchase Agreement dated as of January 1, 1983, to several persons including John R. Prann and the undersigned. Although John Prann is President and CEO of Katy Industries, and I am General Counsel and a Director of Katy Industries, your notice was sent to us in other capacities and for other purposes. Accordingly, we have not undertaken to advise you regarding any securities law considerations regarding your planned sale of shares in Katy Industries, of which you are also a director.

     It is our understanding that you have separate counsel in the person of Mr. Young Kim of the firm of Wildman Harrold
Allen & Dixon, and that Mr. Kim or his associates have advised you with respect to your duties and obligations with respect to this proposed sale of shares, and that you are not relying on the Company or its representatives with respect to any legal matters relating to this transaction. No waiver or consent with respect to your proposed sale of shares which either of us may execute should in any way be construed as advice or concurrence in your conclusion that your proposed sale of shares is permissible under applicable securities or other laws.
                      Page 127 of 131 Pages
                                   Very truly yours,



                              /s/ Arthur R. Miller
                              ____________________
                              Arthur R. Miller


ARM:ms
cc:  J. Prann
                      Page 128 of 131 Pages